Exhibit 10.27

SABRE INDUSTRIES, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is made this 11th day of May, 2011, between Sabre Industries, Inc., a Delaware corporation (the “Company”), and James M. Tholey (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee as the Chief Financial Officer & Executive Vice President of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      POSITION AND DUTIES.

(a)                                  During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Financial Officer & Executive Vice President of the Company.  In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with such position as determined by the Chief Executive Officer of the Company, and such other duties, authorities and responsibilities as the Chief Executive Officer of the Company shall designate from time to time that are consistent with the Employee’s position as Chief Financial Officer & Executive Vice President of the Company of the Company.  The Employee shall report to the Chief Executive Officer of the Company.

(b)                                 During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, skill and efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s personal investments (it being understood that the Employee shall not, other than through a mutual fund or similar instrument, invest, directly or indirectly, in any business or entity that is, or could reasonably be expected to become, a competitor of the Company) so long as such activities, singularly or in the aggregate, do not interfere or conflict with the Employee’s duties hereunder, create a potential business or fiduciary conflict or violate Section 10 of this Agreement.

2.                                      EMPLOYMENT TERM.  The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing as of the date hereof (the “Effective Date”).  On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to the end of the Initial Term or any such successive one-year period.  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 7  hereof, subject to Section 8 hereof.  The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.                                      BASE SALARY.  The Company agrees to pay the Employee a base salary at an annual rate of not less than $350,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased from time to time by the Board in its sole discretion.  The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.                                      BONUSES.

(a)                                  During the Employment Term, the Employee shall be eligible to participate in an annual incentive program, determined by the Board or the Company’s Compensation Committee (the “Committee”) from time to time in its sole discretion (the “Annual Bonus”), based on a threshold bonus opportunity of 45% of the Employee’s Base Salary (the “Threshold Bonus”) and a maximum bonus of 65% of the Employee’s Base Salary (the “Maximum Bonus” and, together with the Threshold Bonus, the “Target Bonus Percentages”), upon the attainment of one or more pre-established performance goals as set forth in Exhibit A.

(b)                                 Notwithstanding anything herein to the contrary, the Employee agrees that incentive compensation payable to the Executive under Section 4 of this Agreement or otherwise shall be subject to any clawback policy adopted or implemented by the Company as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time, or in respect of any other applicable law or regulation

5.                                      EQUITY AWARDS.

(a)                                  All equity awards, including but not limited to stock option plans, stock grants, and restricted shares, granted to Employee prior to the date of the consummation of an initial public offering of the common stock of the Company (“IPO Date”) and all shares of stock of the Company and any affiliate owned by the Employee as of the IPO Date shall, to the extent not fully vested, become fully vested as of the date of this Agreement.

(b)                                 As of the IPO Date, the Company shall grant to the Employee under the Company’s 2011 Omnibus Incentive Plan (the “Equity Plan”), options to purchase the shares of common stock of the Company  as set forth in Exhibit A  (the “Options”), with one-twelfth (1/12th) of the Options becoming vested on the last day of each of the twelve (12) full fiscal quarters of the Company immediately following the date of grant (subject to Section 8).  Vested

Options shall remain exercisable for the shorter of ten years following the date of grant or one year following the Employee’s termination of employment with the Company and affiliated companies.  For purposes of Subsections (a) and (b) of this Section 5 and Section 8, and notwithstanding any provision of this Agreement or any other plan or agreement  to the contrary, “vested” means an award, and any shares delivered or deliverable to the Employee pursuant to an award, are not subject to forfeiture to, recovery by, or mandatory repurchase at less than fair market value by the Company or any affiliate of the Company, for any reason.  The Options shall not be subject to the provisions of the Equity Plan regarding Detrimental Activity (as defined in the Equity Plan).

(c)                                  The Employee shall be eligible to receive equity and other long-term incentive awards under the equity-based incentive compensation plans adopted by the Company during the Employment Term for which employees are generally eligible.

(d)                                 In the event of any conflict between the terms of this Agreement and the Equity Plan (including any subsequent amendment of the Equity Plan), the terms of this Agreement shall prevail.

6.                                      EMPLOYEE BENEFITS.

(a)                                  BENEFIT PLANS.  The Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, as such plans may be in effect from time to time, subject to satisfying the applicable eligibility requirements and applicable terms and conditions.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, and this Agreement shall not entitle the Employee to the continuation of any particular benefit.

(b)                                 VACATIONS.  The Employee shall be entitled to five (5) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c)                                  VEHICLE. The Employee shall be provided with a vehicle by the Company at an annual expense consistent with the expense of the vehicle currently provided to the Chief Executive Officer by the Company and otherwise in accordance with Company policy as in effect from time to time. Upon the termination of Employee’s employment by either party for any reason, the vehicle provided to Employee under this Section 6(c) shall immediately become the property of Employee, at no additional expense or cost to Employee.

(d)                                 CLUB DUES. The Company shall pay the annual membership dues for Employee to maintain a membership in a private country club in accordance with Company policy as in effect from time to time, and exclusive of any initiation fee therefore.

(e)                                  BUSINESS EXPENSES.  Upon presentation of appropriate documentation, and subject to Section 24 hereof, the Employee shall be reimbursed in accordance with the Company’s business expense reimbursement policy as in effect from time to time, for all reasonable business expenses incurred in connection with the performance of the Employee’s duties hereunder and the Company’s policies with regard thereto.

(f)                                    ATTORNEY’S FEES.  The Company shall pay upon presentation of appropriate documentation, but not later than thirty (30) days after such presentation, the reasonable legal fees incurred by the Employee in connection with the negotiation and documentation of this Agreement.

7.                                      TERMINATION.  The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)                                  DISABILITY.  After ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for ninety (90) consecutive days or one hundred eighty (180) days (including weekends and holidays) in any 365-day period.  Notwithstanding the foregoing, in the event that, as a result of earlier absence because of mental or physical incapacity, Employee incurs a “separation from service” within the meaning of such term under “Code Section 409A” (as defined in Section 24(a) hereof) Employee shall on such date automatically be terminated from employment as a Disability termination.

(b)                                 DEATH.  Automatically on the date of death of the Employee.

(c)                                  BY COMPANY FOR CAUSE.  Immediately upon written notice by the Company to the Employee of a termination for Cause.  “Cause” shall mean:

(i)                                     Employee’s willful misconduct or gross negligence in the performance of his duties which is materially injurious to the Company or any of its affiliates, monetarily or otherwise,

(ii)                                  Employee’s willful and material breach of this Agreement,

(iii)                               Employee’s conviction for any felony or the entering of a guilty plea to any felony,

(iv)                              Employee’s commission of any act of moral turpitude that is materially financially or reputationally injurious to the Company or any of its affiliates, or

(v)                                 Employee’s theft or embezzlement from the Company, or other fraudulent action against the Company, other than an insubstantial act that is cured by the Employee promptly upon notice from the Company.

(vi)                              No act, or failure to act, on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a more senior officer of the

Company or based upon the advice of counsel for the Company (which may be in-house counsel of the Company or other counsel employed or engaged by the Company or its Subsidiaries) shall be conclusively presumed to be done, or omitted to be done, by the employee in good faith and in the best interests of the Company.

(vii)                           The termination of employment of the Employee by the Company shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee, and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in subparagraph (i) through (iv) above, and specifying the particulars thereof in detail.

(d)                                 BY COMPANY WITHOUT CAUSE.  Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)                                  BY EMPLOYEE WITHOUT GOOD REASON.  Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason as defined herein (which the Company may, in its sole discretion, make effective earlier than the termination date specified by the Employee, but no earlier than the final date actually worked by the Employee).

(f)                                    BY EMPLOYEE FOR GOOD REASON.  The Employee shall have the right to terminate his employment for Good Reason, after providing prior written notice to the Company of the existence of the condition giving rise to the notice, as prescribed in this Section 7(f). “Good Reason” for termination of employment by the Employee shall mean, the occurrence of any of the following events without the expressed written consent of the Employee: (a)  a failure by the Company to comply with any of the material provisions of this Agreement; (b) assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including titles and reporting relationships), authority, duties or responsibilities as set forth in Paragraph 1 of this Agreement, or any other action by the Company that results in a significant diminution in such position, authority, duties or responsibilities; (c) a material diminution in the Employee’s budgetary authority (it being understood that a mere reduction in the amount of the budget shall not constitute Good Reason); (d) an adverse change in the Employee’s base compensation or (e) an adverse change in the Employee’s Target Bonus Percentages set forth in Section 4(a) hereof (it being understood that the failure to achieve annual performance goals or a change in the annual performance goals shall not constitute Good Reason).  The parties agree that (x) the Company seeking to relocate Employee from the Employee’s primary workplace as of immediately prior to the Effective Date and (y) the Employee being required to travel to a significantly greater extent that he was required to travel immediately prior to the Effective Date shall in either case also constitute “Good Reason” and a termination by the Company based upon a refusal to so relocate or travel shall not be considered “Cause.”  Prior to the Employee’s right to terminate his employment for Good Reason, the Employee must give prior written notice of intention to terminate employment for Good Reason to the Chair of the Board of the Company, making express reference to this Section 7(f), stating with specificity the act(s) or failure(s) to act that constitute the Good Reason, and if applicable, the material provisions of this Agreement with which the Company has failed to comply, followed by a failure of the Company to correct such failure within fifteen (15) days after written notice by the Employee is sent by certified mail.

(g)                                 EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT.  Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof, (i) for purposes of Section 8, if the Employee is willing to enter into such an extension, the non-extension of the Agreement shall be considered a termination by the Company without Cause and (ii) if the Company is willing to enter into such an extension, the non-extension shall be considered a resignation by the Employee without Good Reason.

8.                                      CONSEQUENCES OF TERMINATION.

(a)                                  DEATH.  In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iii) hereof to be paid on the sixtieth (60th) day following termination of employment):

(i)                                     any earned but unpaid Base Salary through the date of termination;

(ii)                                  reimbursement for any unreimbursed business expenses incurred through the date of termination in accordance with Section 6(e);

(iii)                               any accrued but unused vacation time in accordance with Company policy; and

(iv)                              all other earned or vested payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)                                 DISABILITY.  In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c)                                  TERMINATION BY COMPANY FOR CAUSE OR BY EMPLOYEE WITHOUT GOOD REASON.  If the Employee’s employment is terminated by the Company for Cause, or by the Employee without Good Reason, the Company shall pay to the Employee the Accrued Benefits.

(d)                                 TERMINATION BY COMPANY WITHOUT CAUSE OR BY EMPLOYEE FOR GOOD REASON.  If the Employee’s employment by the Company is terminated by the

Company other than for Cause, or if the Employee’s employment is terminated by the Employee for Good Reason, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 24 hereof:

(i)                                     the Accrued Benefits;

(ii)                                  subject to the Employee’s compliance with the obligations in Sections 9, 10 and 11 hereof, and subject to Section 24(b)(A) hereof in the case of amounts in excess of the Separation Pay Limit to the extent that the Separation Pay Limit is applicable, (A) an amount equal to the Employee’s monthly Base Salary rate (but not as an employee), which would continue to be paid monthly for a period of twelve (12) months following such termination, provided that the first payment shall be made on the first payroll date after the sixtieth (60th) day following termination of employment and shall include payment of amounts that would otherwise be due prior thereto, and (B) an amount equal to the Employee’s annual bonus for the year of the termination, determined as if the Employee remained employed until the end of such year, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed in such year through the date of termination and the denominator of which is 365, with such payment occurring on the same date that annual bonuses for the year of termination are paid to employees generally;

(iii)                               subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Employee’s compliance with the obligations in Sections 9, 10 and 11 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee for a period of twelve (12) months, provided that the Employee is eligible and remains eligible for COBRA coverage and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(iii) shall immediately cease;

(iv)                              all outstanding equity awards, to the extent not previously vested, shall become fully vested.

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the severance pay plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e)                                  OTHER OBLIGATIONS.  Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

9.                                      RELEASE.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in the form attached hereto as Exhibit B.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination; provided that the Company delivers to Employee such release within seven (7) days after termination.

10.                               RESTRICTIVE COVENANTS.

(a)                                  CONFIDENTIALITY.  The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor) (“Confidential Information”).  The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Employee; (B) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (C) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)                                 NONCOMPETITION.  The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, during the Employee’s employment hereunder and for a period of one (1) year thereafter, the Employee agrees that the Employee will not, directly or indirectly, or by action in concert with others, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor, investor, owner, partner, joint venturer or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have specifically planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business.  Involvement by the Employee, whether as an owner, employee or otherwise, in the tower rental business of Towers of Mississippi II, LLC, Towers X, LLC, and/or Towers XX, LLC or in the activities set forth on Exhibit C hereto shall not violate this Agreement or otherwise impair or lessen the Employee’s rights.

(c)                                  NONSOLICITATION; NONINTERFERENCE.  (i)  During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)                                  During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.  An employee, representative or agent shall be deemed covered by this Section 10(c)(ii) while so employed or retained and for a period of six (6) months thereafter.

(d)                                 NONDISPARAGEMENT.  The Employee and Company agree not to make negative comments or otherwise disparage one another (or as to the Employee, the Company’s officers, directors, employees, shareholders, agents or products), in any manner likely to be harmful to them or their business, business reputation or personal reputation other than while employed by the Company, in the good faith performance of duties to the Company.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)                                  INVENTIONS.  (i)  The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to the Employee’s work with the Company, made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.  The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request.  The Employee will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions.  The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(ii)                                  In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions.  The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(f)                                    RETURN OF COMPANY PROPERTY.  On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company, but excluding any company vehicle referenced in Section 6(c) of this Agreement).  In addition, the Employee will deliver to the Company all Confidential Information in tangible form and all other documents and data of any nature containing any Confidential Information that are in the Employee’s direct or indirect possession or under her direct or indirect control, and will delete any Confidential Information stored electronically on any computer or other similar electronic storage device.

(g)                                 REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)                                 TOLLING.  In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i)                                     EXISTING INVESTMENTS. The Employee has certain investments in businesses which are not in competition with the Company, which investments are listed on Exhibit D hereto, which Exhibit D shall be updated by the Employee on an annual basis consistent with Company’s conflict of interest policy. In the event that the Company modifies its business operations such that it is in competition with such businesses, the Employee shall not as a result be deemed to be in violation of Section 10 or any provision of this Agreement by such or similar ownership.

(j)                                     SURVIVAL OF PROVISIONS.  The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

11.                               COOPERATION.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company.  The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates.  The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 11.

12.                               EQUITABLE RELIEF AND OTHER REMEDIES.  The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

13.                               NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14.                               NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the home address (or to the facsimile number) shown
on the records of the Company

If to the Company:

Sabre Industries, Inc.

1120 Welsh Road, Suite 210

North Wales, PA 19454

Attention: Mr. James Mack

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.                               SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16.                               SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.                               COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.                               INDEMNIFICATION AND LIABILITY INSURANCE.  The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent currently provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company.  This obligation shall survive the termination of the Employee’s employment with the Company.  The indemnification and hold harmless stated herein shall not be lessened by the amendment of the By-Laws of the Company subsequent to the execution of this Agreement. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and for six (6) years after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors, and at no less amount and extent than is provided as of the consummation of the IPO of the common stock of the Company.

19.                               MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.                               ENTIRE AGREEMENT; MODIFICATIONS.   Upon the Effective Date, this Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements, oral and written, or other understandings between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Agreement, which shall cease to have any force or effect on and after the Effective Date, except that any of Employee’s rights or interests contained in the Exit Bonus Pool (in accordance with the April, 2007 memorandum setting forth the terms thereof), the Stockholders Agreement, Subscription Agreement, Stock Purchase Agreement, and Registration Rights Agreement are not lessened or eliminated by this Agreement. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

21.                               GOVERNING LAW, CHOICE OF FORUM AND FEE SHIFTING.

(a)                                  GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to the choice of law principles thereof.

(b)                                 CHOICE OF FORUM. The parties agree that any controversy, dispute, or difference between them will be resolved by submitting the dispute to the American Arbitration Association in Philadelphia, Pennsylvania for resolution under its Employment Dispute Resolution Rules for employer plans.  The parties agree that judgment on any award rendered may be entered in any court having jurisdiction thereof as an enforceable judgment or decree.  The parties hereby consent to the jurisdiction of state or federal courts of Pennsylvania for the purposes of entering a judgment based on any such award. Either party has the right to obtain temporary injunctive relief in a court of competent jurisdiction as to any arbitrable matter, in order to maintain the status quo for the arbitrator, who shall conduct a final hearing on the merits of such matter.

(c)                                  FEE SHIFTING.  Should either party to this Agreement initiate any action against the other, the substantially prevailing party (considering the relief sought and the relief achieved) shall be awarded reasonable attorney’s fees incurred in connection with such enforcement.

22.                               REPRESENTATIONS.  The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.  In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith.

23.                               TAX WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

24.                               CODE SECTION 409A COMPLIANCE.

(a)                                  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of this Agreement, the term “Separation Pay Limit” shall mean, two (2) times the lesser of (i) the Employee’s annualized compensation based on the Employee’s annual rate of pay for the taxable year of the Employee preceding the taxable year in which the Employee has a “separation from service,” and (ii) the maximum amount that may be taken into account under a tax qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee incurs a “separation from service.”

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)                                 For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

25.                               SPECIAL RESTRICTED STOCK AND OPTION GRANT

(a)                                  Upon the IPO Date, the Company will grant to the Employee: (a) an additional twelve thousand and forty-five (12,045) shares of restricted stock in the Company; and (b) options to purchase twelve thousand and forty-five (12,045) shares of Company common stock, the grant price of which shall be the same as the price per share pursuant to the IPO.

(b)                                 Such 12,045 shares of restricted stock and 12,045 stock options shall be in addition to any other equity based award granted to the Employee.

(c)                                  Notwithstanding any provision of this Agreement or any other plan or agreement to the contrary, the Employee’s interest in the 12,045 stock options shall be immediately vested, meaning that such interest is not subject to forfeiture to, recovery by, or mandatory repurchase at less than fair market value by the Company or any affiliate of the Company, for any reason.  Fifty- percent (50%) of the 12,045 shares of restricted stock shall be immediately vested as of the date of grant and the remaining fifty-percent (50%) shall become vested on the January 1st immediately following the date of grant.

(d)                                 In the event that the grant in this Paragraph 25 cause the Employee to be subject to tax liability, notwithstanding any lock up period or other restrictions as to the timing of sale of shares of exercise of options, the Employee may sell shares, but only the minimum number of shares necessary to pay such tax liability.

(e)                                  Notwithstanding any provision of this Agreement or any other plan or agreement to the contrary, in the event that Employee is terminated for any reason prior to the one year anniversary of the grant of restricted shares contemplated by this Section 25, such shares shall become immediately vested meaning that such interest is not subject to forfeiture to, recovery by, or mandatory repurchase at less than fair market value by the Company or any affiliate of the Company.

(f)                                    To the extent that the terms of this Paragraph 25 conflict with or are inconsistent with any other terms of this Agreement or any other agreement, plan, program or grant, the terms of this Paragraph 25 prevail.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SABRE INDUSTRIES, INC.

By:	/s/ James D. Mack
Name:	James D. Mack
Title:	Executive Chairman of the Board

JAMES M. THOLEY

By:	/s/ James M. Tholey
Name:	James M. Tholey

EXHIBIT A

4(a)         Performance Goals

Performance goals in respect of the 2012 fiscal year of the Company shall be as set forth in the table below:

Performance Metric	Net Sales	EBITDA	EBITDA Percentage
Target Performance	$308,397,000	29,634,000	9.6%

4(b)         Shares of Common Stock of the Company Subject To Options; Exercise Price

Number of Shares of Common Stock Subject to Options:  154,337

Exercise Price:  The price of a share of Common Stock pursuant to the IPO.

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EXHIBIT B

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into by and between Sabre Industries Inc., a Delaware corporation (the “Company”), and                  (the “Executive”) as of the date specified by Executive on the signature page hereto.  The Company and Executive agree as follows:

1.             Employment Status.  The Executive’s employment with the Company shall terminate effective as of                                     ,                                 .

2.             Payment and Benefits.  Upon the effectiveness of the terms set forth herein, the Company shall provide the Executive with the payments and benefits set forth in the applicable sections of the employment agreement by and between the Company and the Executive setting forth the terms of the Executive’s termination of employment with the Company, dated as of                                     ,                                  (as amended from time to time, the “Agreement”) at the times and on the terms set forth in the Agreement.

3.             No Liability.  This Release does not constitute an admission by the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.             Release.  In consideration of the payments and benefits set forth in the Agreement (the receipt and sufficiency of which is hereby acknowledged), the Executive for himself, his heirs, beneficiaries, administrators, representatives, executors, trustees, agents, successors and assigns (collectively, the “Executive Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its parent entities, subsidiaries, affiliates and divisions and their successors and assigns, and each of their past, present and future trustees, officers, directors, partners, agents, shareholders, employees and employee benefit plans and their administrators and fiduciaries and their respective successors and assigns, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Company Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability, age (including without limitation (i) under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act and the National Labor Relations Act, (ii) for breach of contract (express or implied), discrimination, harassment, retaliation, wrongful discharge, detrimental reliance, defamation, whistle blowing, emotional distress,

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compensatory and/or punitive damages; and (iv) for attorneys’ fees, costs, disbursements and/or the like) or any other unlawful criterion or circumstance, which the Executive Releasors had, may now have, or may have or claim to have in the future against each or any of the Company Releasees by reason of any matter, cause, circumstance or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release relating to the Executive’s employment with the Company; provided, however, that nothing herein shall release the Company from its continuing obligations arising under or referred to or described in the Agreement or impair the right or ability of the Executive to enforce such obligations, and that this Release shall not apply to any rights the Executive may have to indemnification or to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both the Executive and the Company are jointly responsible.  Each Company Releasee that is not a party hereto is an intended third-party beneficiary of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to Company Releasees hereunder.

In addition, nothing in this Release is intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Executive believes he may have against the Company Releasees.  However, by executing this Release, the Executive hereby waives the right to recover in any proceeding that the Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Executive’s behalf.  In addition, this Release is not intended to interfere with the Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver.

5.             Bar.  The Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a bar to any such action, claim or proceeding.

6.             Governing Law.  This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

7.             Acknowledgment.  The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release, and has been provided with a period of [twenty-one (21)](1) days in which to consider entering into this Release.

8.             Revocation.  The Executive has a period of seven (7) days following the execution of this Release during which the Executive may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired.

(1)  45 days, if required under ADEA.

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9.             Counterparts.  This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties have executed this Release on the date set forth below.

[Executive]

Date:

SABRE INDUSTRIES, INC.

By:
Name: [ ]
Title: [ ]

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EXHIBIT C

PERMITTED ACTIVITIES

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EXHIBIT D

EXISTING INVESTMENTS

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